Exhibit 99.1

The Container Store Group, Inc. Announces Second Quarter Fiscal 2017 Financial Results

Net Sales Up 6.5%; Comparable Sales Up 1.9%

GAAP EPS of ($0.02); Adjusted EPS Up 50% to $0.12

Raises Fiscal 2017 Total Sales, Comparable Store Sales and Adjusted EPS Outlook

Coppell, TX — November 7, 2017 — The Container Store Group, Inc. (NYSE: TCS) (the “Company”), today announced financial results for the second quarter of fiscal 2017 ended September 30, 2017.

•                  Consolidated net sales were $218.4 million, up 6.5%.  Net sales in The Container Store retail business (“TCS”) were $202.3 million, up 7.0%, inclusive of an estimated $1.4 million impact due to lost sales associated with Hurricanes Harvey and Irma. Elfa International AB (“Elfa”) third-party net sales were $16.1 million, up 0.7%.

•                  Comparable store sales for the second quarter of fiscal 2017 were up 1.9% inclusive of the negative impact of the hurricanes. The Company estimates that the comparable store sales headwind from the combined impact of Hurricane Harvey in Texas and Hurricane Irma in Florida was approximately 70 basis points.

•                  Consolidated net (loss) income per share (“EPS”) was ($0.02) compared with $0.07 in the second quarter of fiscal 2016. Adjusted net income per share (“Adjusted EPS”) was $0.12 compared with $0.08 in the second quarter of fiscal 2016 (see Reconciliation of GAAP to Non-GAAP Financial Measures table). Net loss per share and adjusted net income per share in the second quarter of fiscal 2017 include an estimated $0.01 per share negative impact related to the impact of the hurricanes.

Melissa Reiff, Chief Executive Officer, stated, “We are happy to deliver fiscal second quarter results that are ahead of our expectations on both the top and the bottom line, despite hurricane-related headwinds in our Texas and Florida markets, where we experienced temporary store closings in approximately 12% of our store base during the quarter.  The improvement in our business was broad-based across product categories and reflects the traction of our sales revitalization initiatives which, in combination with our efficiency and optimization efforts, is already driving an encouraging improvement in profitability as illustrated by the 50% increase in our Adjusted EPS in the second quarter.”

“We are encouraged by the progress we are making towards our strategic priorities across merchandising, marketing, store operations and customer experience, as well as our optimization initiatives. With the first half of the year behind us, we are raising our full year outlook and remain focused on building on our progress and driving the sales and profitability improvements we know this business is capable of,” added Reiff.

Second Quarter 2017 Results

For the second quarter (thirteen weeks) ended September 30, 2017:

•                  Consolidated net sales were $218.4 million, up 6.5% as compared to the second quarter of fiscal 2016. Net sales at TCS were $202.3 million, up 7.0%, with the increase driven by new store net sales, combined with a 1.9% increase in net sales from comparable stores. Elfa third-party net sales were $16.1 million, up 0.7% compared to the second quarter of fiscal 2016, primarily due to the positive impact of foreign currency translation which increased third-party net sales by 4.8%, partially offset by lower sales in Nordic markets.

•                  Consolidated gross margin was 57.9%, an increase of 20 basis points compared to the second quarter of fiscal 2016. TCS gross margin declined 20 basis points to 57.1%, as increased costs associated with the installation services business and growth in lower gross margin business-to-business sales were partially offset by lower promotional activities and the benefit of favorable foreign currency contracts during the quarter. Elfa gross margin remained consistent at 38.2%. On a consolidated basis, gross margin increased 20 basis points primarily due to increased sales of higher-margin elfa® products during the second quarter of fiscal 2017.

•                  Consolidated selling, general and administrative expenses (“SG&A”) were $106.3 million compared to $95.5 million in the second quarter of fiscal 2016 and, as a percentage of net sales, increased 210 basis points. The increase in SG&A as a percentage of net sales was primarily due to consulting costs incurred as part of the implementation of the Optimization Plan, which contributed 310 basis points to the increase. Partially offsetting the increase was a 100 basis point improvement in SG&A due to ongoing savings and efficiency efforts, inclusive of savings from the Optimization Plan, as well as lower self-insurance costs, partially offset by increased occupancy costs.

•                  Consolidated net interest expense increased 39.7% to $5.9 million in the second quarter of fiscal 2017 from $4.2 million in the second quarter of fiscal 2016 due to the previously announced amendment of our Senior Secured Term Loan Facility in August 2017, which increased the applicable interest rate margins.  Additionally, the Company recorded $2.4 million as a loss on extinguishment of debt as a result of the amendment to the Senior Secured Term Loan Facility.

•                  The effective tax rate for the second quarter of fiscal 2017 was -144.4%, as compared to 41.6% in the second quarter of fiscal 2016. The decrease in the effective tax rate was primarily due to changes in the mix of domestic and foreign earnings, the expiration of certain stock-based compensation awards, and the effect of state tax rate changes in the thirteen weeks ended September 30, 2017.

•                  Net loss was $0.9 million, or ($0.02) per share, in the second quarter of fiscal 2017 compared to net income of $3.5 million, or $0.07 per share, in the second quarter of fiscal 2016.

•                  Adjusted net income was $5.5 million, or $0.12 per share, in the second quarter of fiscal 2017 compared to adjusted net income of $3.7 million, or $0.08 per share in the second quarter of fiscal 2016 (see Reconciliation of GAAP to Non-GAAP Financial Measures table).

•                  Consolidated Adjusted EBITDA was $26.5 million, compared to $22.3 million in the second quarter of fiscal 2016 (see GAAP/Non-GAAP reconciliation table).

For the year-to-date (twenty-six weeks) ended September 30, 2017:

•                  Consolidated net sales were $401.5 million, up 5.0% as compared to the first half of fiscal 2016.  Net sales at TCS were $369.4 million, up 5.4%, primarily due to new store sales, combined with a 0.4% increase in net sales from comparable stores. Elfa third-party net sales were $32.1 million, down 0.2% compared to the year-to-date ended October 1, 2016, primarily due to the negative impact of foreign currency translation which decreased third-party net sales by 1.2% as well as lower sales in Nordic markets, partially offset by higher sales in Russia.

•                  Consolidated gross margin was 57.3%, a decrease of 100 basis points compared to the first half of fiscal 2016 due to decreases in gross margin at TCS and Elfa. TCS gross margin declined 110 basis points to 56.8%, primarily due to higher costs associated with our installation services business, combined with a greater portion of sales generated by merchandise campaigns during the first quarter of fiscal 2017, as well as strong sales growth in lower gross margin business-to-business sales. Elfa segment gross margin declined 140 basis points, primarily due to higher direct materials costs.

•                  Consolidated selling, general and administrative expenses (“SG&A”) were $203.0 million compared to $187.8 million in the first half of fiscal 2016. SG&A as a percentage of net sales increased 150 basis points primarily due to consulting costs incurred as part of the Optimization Plan, which contributed 170 basis points to the increase in the first half of fiscal 2017. Additionally, the impact of the amended and restated employment agreements entered into with key executives during the first half of fiscal 2016, which led to the reversal of accrued deferred compensation associated with the original employment agreements, net of costs incurred to execute the agreements, contributed a 100 basis points benefit in first half of fiscal 2016. This combined 270 basis points increase year-over-year was partially offset by a 120 basis point improvement in SG&A as a percentage of net sales, primarily due to ongoing savings and efficiency efforts, inclusive of savings from the Optimization Plan, as well as lower self-insurance costs, partially offset by increased occupancy costs.

•                  Consolidated net interest expense increased 21.4% to $10.1 million in the first half of fiscal 2017 from $8.3 million in the first half of fiscal 2016 due to the previously announced amendment of our Senior Secured Term Loan Facility in August 2017, which increased the applicable interest rate margins.  Additionally, the Company recorded $2.4 million as a loss on extinguishment of debt as a result of the amendment to the Senior Secured Term Loan Facility.

•                  The effective tax rate was 32.2%, as compared to 50.3% in the first half of fiscal 2016. The decrease in the effective tax rate is primarily due to changes in the mix between domestic and foreign earnings, combined with the impact of a pre-tax loss position in the twenty-six weeks ended September 30, 2017, as compared to a pre-tax income position in the twenty-six weeks ended October 1, 2016.

•                  Net loss was $8.6 million, or ($0.18) per share, in the first half of fiscal 2017 compared to net income of $1.5 million, or $0.03 per share, in the first half of fiscal 2016.

•                  Adjusted net income was $0.1 million, or $0.00 per share, in the first half of fiscal 2017 compared to adjusted net loss of $0.6 million, or ($0.01) per share in the first half of fiscal 2016 (see Reconciliation of GAAP to Non-GAAP Financial Measures table).

•                  Consolidated Adjusted EBITDA was $32.9 million in the first half of fiscal 2017 compared to $34.3 million in the first half of fiscal 2016 (see GAAP/Non-GAAP reconciliation table). The Adjusted EBITDA of $34.3 million in the first half of fiscal 2016 included a benefit from the impact of amended and restated employment agreements entered into with key executives during the first quarter of 2016, net of costs incurred to execute the agreements, of $3.9 million.

Balance sheet highlights:

(In thousands)	September 30, 2017	October 1, 2016
Cash	$10,145	$9,329
Total debt	$310,641	$333,030
Liquidity*	$85,899	$98,775

*Cash plus availability on revolving credit facilities

Optimization Plan

In May 2017, the Company announced the implementation of a four-part Optimization Plan to drive improved sales and profitability. This plan includes sales initiatives, certain full-time position eliminations at TCS, organizational realignment at Elfa and ongoing savings and efficiency efforts.  The Company expects to incur pre-tax charges associated with the Optimization Plan of approximately $11 million in fiscal 2017, or $0.14 on a per share basis.  The expected annualized pre-tax savings associated with the Optimization Plan continue to be approximately $20 million, of which approximately $13 to $15 million, or $0.16 to $0.19 on a per share basis, is expected to be realized in fiscal 2017, for an estimated net benefit of approximately $0.02 to $0.05 on a per share basis.

Outlook

The Company is increasing its net sales, comparable store sales, and adjusted net income per common share outlook for fiscal 2017. Net income per common share is being reduced due to $0.01 to $0.02 of costs expected to be incurred as a result of an approval of a plan in the second fiscal quarter to close an Elfa manufacturing facility by December 31, 2017.

	Current Outlook	Prior Outlook
Net sales	$845 million to $865 million	$830 million to $850 million

Net new store openings	4	4

Comparable store sales	Decrease 1% to increase 1%	Decrease in the low single digit range

Net income per common share*	$0.11 to $0.22	$0.13 to $0.23

Adjusted net income per common share **	$0.30 to $0.41	$0.27 to $0.40

Assumed tax rate	39%	39%

Estimated share count	49 million	49 million

* Includes the aforementioned Optimization Plan costs and benefits, as well as an incremental $0.01 to $0.02 per share in costs related to the expected closure of an Elfa manufacturing facility

**See Reconciliation of GAAP to Non-GAAP Financial Measures table

Conference Call Information

A conference call to discuss second quarter fiscal 2017 financial results is scheduled for today, November 7, 2017, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at www.containerstore.com in the investor relations section of the website.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing 1-844-512-2921 (international replay number is 1-412-317-6671).  The pin number to access the telephone replay is 13672235. The replay will be available through December 7, 2017 at 11:59 PM Eastern Time.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements about our expectations regarding our goals, strategies, priorities and initiatives, including our Optimization Plan and key strategic priorities; sales and profitability improvements; expectations regarding new store openings and relocations; anticipated financial performance and tax rate for fiscal 2017; and anticipated charges and savings in connection with our Optimization Plan.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our Optimization Plan may not result in improved sales and profitability; our inability to open or relocate new stores, or remodel existing stores, in the timeframe and at the locations we anticipate; overall decline in the health of the economy, consumer spending, and the housing market; our operating and financial performance in a given period may not meet the guidance we provided to the public; our inability to manage costs and risks relating to new store openings; our inability to source and market new products to meet consumer preferences; our failure to achieve or maintain profitability; our dependence on a single distribution center for all of our stores; effects of a security breach or cyber-attack of our website or information technology systems; our vulnerability to natural disasters and other unexpected events; our reliance upon independent third party transportation providers; our inability to protect our brand; our failure to successfully anticipate consumer preferences and demand; our inability to manage our growth; inability to locate available retail store sites on terms acceptable to us; our inability to maintain sufficient levels of cash flow to meet growth expectations; disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs; fluctuations in currency exchange rates; our inability to effectively manage our online sales; competition from other stores and internet based competition; our inability to obtain merchandise on a timely basis at competitive prices as a result of changes in vendor relationships; vendors may sell similar or identical products to our competitors; our reliance on key executive management, and the transition in our executive leadership; our inability to find, train and retain key personnel; labor relations difficulties; increases in health care costs and labor costs; our dependence on foreign imports for our merchandise; violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti bribery and anti-kickback laws; and our indebtedness may restrict our current and future operations.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on June 1, 2017, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

About The Container Store

The Container Store (NYSE: TCS) is the nation’s leading retailer of storage and organization products — a concept they originated in 1978. Today, with locations nationwide, the retailer offers more than 11,000 products designed to maximize any size space, a suite of custom closet systems, and a wide variety of convenient online and mobile shopping services. Visit www.containerstore.com for more information about store locations, the product collection and services offered. Visit www.containerstore.com/blog for inspiration and real solutions to everyday storage challenges, and www.whatwestandfor.com to learn more about the company’s unique culture.

The Container Store Group, Inc.

Consolidated balance sheets (unaudited)

	September 30,	April 1,	October 1,
(In thousands, except share and per share amounts)	2017	2017	2016
Assets
Current assets:
Cash	$10,145	$10,736	$9,329
Accounts receivable, net	26,083	27,476	27,896
Inventory	109,277	103,120	112,916
Prepaid expenses	11,519	10,550	10,368
Income taxes receivable	1,456	16	—
Other current assets	13,021	10,787	8,546
Total current assets	171,501	162,685	169,055
Noncurrent assets:
Property and equipment, net	162,884	165,498	172,324
Goodwill	202,815	202,815	202,815
Trade names	230,482	226,685	228,360
Deferred financing costs, net	335	320	366
Noncurrent deferred tax assets, net	2,240	2,139	1,286
Other assets	1,696	1,692	1,659
Total noncurrent assets	600,452	599,149	606,810
Total assets	$771,953	$761,834	$775,865
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$61,224	$44,762	$60,287
Accrued liabilities	64,144	60,107	56,924
Revolving lines of credit	—	—	1,550
Current portion of long-term debt	9,345	5,445	5,506
Income taxes payable	960	2,738	383
Total current liabilities	135,673	113,052	124,650
Noncurrent liabilities:
Long-term debt	301,296	312,026	325,974
Noncurrent deferred tax liabilities, net	79,091	80,679	81,123
Deferred rent and other long-term liabilities	33,012	34,287	33,653
Total noncurrent liabilities	413,399	426,992	440,750
Total liabilities	549,072	540,044	565,400

Shareholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized; 48,063,222 shares issued at September 30, 2017; 48,045,114 shares issued at April 1, 2017; 47,995,450 shares issued at October 1, 2016	481	480	480
Additional paid-in capital	860,196	859,102	857,816
Accumulated other comprehensive loss	(14,095)	(22,643)	(19,212)
Retained deficit	(623,701)	(615,149)	(628,619)
Total shareholders’ equity	222,881	221,790	210,465
Total liabilities and shareholders’ equity	$771,953	$761,834	$775,865

The Container Store Group, Inc.

Consolidated statements of operations (unaudited)

(In thousands, except share and per share amounts)	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016
Net sales	$218,410	$205,060	$401,478	$382,508
Cost of sales (excluding depreciation and amortization)	92,036	86,705	171,494	159,458
Gross profit	126,374	118,355	229,984	223,050
Selling, general, and administrative expenses (excluding depreciation and amortization)	106,332	95,518	202,972	187,831
Stock-based compensation	510	391	1,004	756
Pre-opening costs	1,418	2,544	2,804	3,640
Depreciation and amortization	9,505	9,478	19,047	18,825
Other expenses	623	108	4,157	657
Loss on disposal of assets	102	44	153	41
Income (loss) from operations	7,884	10,272	(153)	11,300
Interest expense, net	5,873	4,205	10,098	8,315
Loss on extinguishment of debt	2,369	—	2,369	—
(Loss) income before taxes	(358)	6,067	(12,620)	2,985
Provision (benefit) for income taxes	517	2,526	(4,068)	1,501
Net (loss) income	$(875)	$3,541	$(8,552)	$1,484

Net (loss) income per common share - basic and diluted	$(0.02)	$0.07	$(0.18)	$0.03

Weighted-average common shares outstanding - basic	48,058,231	47,991,445	48,053,084	47,989,210
Weighted-average common shares outstanding - diluted	48,058,231	48,001,112	48,053,084	47,995,766

The Container Store Group, Inc.

Consolidated statements of cash flows (unaudited)

	Twenty-Six Weeks Ended
(In thousands)	September 30, 2017	October 1, 2016
Operating activities
Net (loss) income	$(8,552)	$1,484
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	19,047	18,825
Stock-based compensation	1,004	756
Loss on disposal of property and equipment	153	41
Loss on extinguishment of debt	2,369	—
Deferred tax (benefit) provision	(4,338)	37
Noncash interest	1,146	960
Other	283	(145)
Changes in operating assets and liabilities:
Accounts receivable	2,599	(6,340)
Inventory	(2,259)	(28,031)
Prepaid expenses and other assets	(1,312)	6,633
Accounts payable and accrued liabilities	17,808	22,489
Income taxes	(3,261)	1,304
Other noncurrent liabilities	(1,731)	(4,595)
Net cash provided by operating activities	22,956	13,418

Investing activities
Additions to property and equipment	(13,129)	(15,214)
Proceeds from sale of property and equipment	18	7
Net cash used in investing activities	(13,111)	(15,207)

Financing activities
Borrowings on revolving lines of credit	19,694	24,166
Payments on revolving lines of credit	(19,694)	(26,192)
Borrowings on long-term debt	330,000	20,000
Payments on long-term debt	(329,551)	(15,760)
Payment of taxes with shares withheld upon restricted stock vesting	(39)	—
Payment of debt issuance costs	(11,234)	—
Net cash (used in) provided by financing activities	(10,824)	2,214

Effect of exchange rate changes on cash	388	95
Net (decrease) increase in cash	(591)	520
Cash at beginning of period	10,736	8,809
Cash at end of period	$10,145	$9,329

Supplemental information for non-cash investing and financing activities:
Purchases of property and equipment (included in accounts payable)	$945	$817
Capital lease obligation incurred	$91	$620

Note Regarding Non-GAAP Information

This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income (loss), adjusted net income (loss) per diluted share, and Adjusted EBITDA. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. These non-GAAP measures should not be considered as alternatives to net income (loss) as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures are key metrics used by management, the Company’s board of directors, and Leonard Green and Partners, L.P., its controlling stockholder, to assess its financial performance. The Company presents these non-GAAP measures because it believes they assist investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance and because the Company believes it is useful for investors to see the measures that management uses to evaluate the Company.  These non-GAAP measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. In evaluating these non-GAAP measures, you should be aware that in the future the Company will incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of these non-GAAP measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by relying on our GAAP results in addition to using non-GAAP measures supplementally. These non-GAAP measures are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The Company defines adjusted net income (loss) as net income (loss) available to common shareholders before distributions accumulated to preferred shareholders, stock-based compensation and other costs in connection with our IPO, charges related to an Elfa manufacturing facility closure, impairment charges related to intangible assets, losses on extinguishment of debt, certain gains on disposal of assets, certain management transition costs incurred and benefits realized, charges incurred as part of the implementation of our Optimization Plan, and the tax impact of these adjustments and other unusual or infrequent tax items. We define adjusted net income (loss) per diluted share as adjusted net income (loss) divided by the diluted weighted average common shares outstanding. We use adjusted net income (loss) and adjusted net income (loss) per diluted share to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. We present adjusted net income (loss) and adjusted net income (loss) per diluted share because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company.

We have included a presentation of adjusted net income (loss) for the thirteen and twenty-six weeks ended October 1, 2016 to show the net impact of the amended and restated employment agreements entered into with key executives during the twenty-six weeks ended October 1, 2016 (“management transition costs (benefits)”). Although we disclosed the net positive impact of the amended and restated employment agreements in our discussions of earnings per share and SG&A in our earnings press releases in fiscal 2016, we did not include in those press releases a presentation of adjusted net income. However, in the thirteen and twenty-six weeks ended September 30, 2017, our Optimization Plan has caused us to incur similar charges that we believe are not indicative of our core operating performance, and we expect to continue to incur such charges in the remainder of fiscal 2017. As a result, we believe that adjusting net income in the thirteen and twenty-six weeks ended October 1, 2016 for management transition costs (benefits), in addition to adjusting net loss for the thirteen and twenty-six weeks ended September 30, 2017 for charges incurred as part of the implementation of our Optimization Plan will assist investors in comparing our core operating performance across reporting periods on a consistent basis. Likewise, we believe that presenting full year fiscal 2017 adjusted net income guidance and fiscal 2016 adjusted net income as a comparative measure, will assist investors in evaluating our anticipated financial performance as it relates to our core operations.

The Company defines EBITDA as net income before interest, taxes, depreciation, and amortization. Adjusted EBITDA is calculated in accordance with its credit facilities and is one of the components for performance evaluation under its executive compensation programs. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash and other items that the Company does not consider in its evaluation of ongoing operating performance from period to period as discussed further below. The Company uses Adjusted EBITDA in connection with covenant compliance and executive performance evaluations, and to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions and to compare its performance against that of other peer companies using similar measures. The Company believes it is useful for investors to see the measures that management uses to evaluate the Company, its executives and its covenant compliance. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.

The Container Store Group, Inc. Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except share and per share amounts)

(unaudited)

The table below reconciles the non-GAAP financial measures of adjusted net income (loss) and adjusted net income (loss) per diluted share with the most directly comparable GAAP financial measures of GAAP net (loss) income and GAAP net (loss) income per diluted share.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended		Fiscal Year 2017 Outlook		Fiscal Year Ended
	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016	Low	High	April 1, 2017
Numerator:
Net (loss) income	$(875)	$3,541	$(8,552)	$1,484	$5,600	$10,900	$14,953
Management transition costs (a)	—	108	—	(3,253)	—	—	(2,852)
Elfa manufacturing facility closure (b)	517	—	517	—	1,000	1,000	—
Loss on extinguishment of debt (c)	2,369	—	2,369	—	2,369	2,369	—
Optimization Plan implementation charges (d)	6,786	—	10,320	—	11,000	11,000	—
Taxes (e)	(3,253)	4	(4,584)	1,193	(5,069)	(5,069)	1,292
Adjusted net income (loss)	$5,544	$3,653	$70	$(576)	$14,900	$20,200	$13,393

Denominator:
Weighted average common shares outstanding — diluted	48,058,231	48,001,112	48,053,084	47,995,766	49,000,000	49,000,000	48,016,010

Net (loss) income per common share - diluted	$(0.02)	$0.07	$(0.18)	$0.03	$0.11	$0.22	$0.31
Adjusted net income (loss) per common share - diluted	$0.12	$0.08	$0.00	$(0.01)	$0.30	$0.41	$0.28

(a)                           Certain management transition costs incurred and benefits realized, including the impact of amended and restated employment agreements entered into with key executives during fiscal 2016, which resulted in the reversal of accrued deferred compensation associated with the original employment agreements, net of costs incurred to execute the agreements, partially offset by cash severance payments, which we do not consider in our evaluation of ongoing performance.

(b)                           Charges related to the expected closure of an Elfa manufacturing facility in Lahti, Finland in December 2017, recorded in other expenses, which we do not consider in our evaluation of our ongoing performance.

(c)                            Loss recorded as a result of the amendments made to the Senior Secured Term Loan Facility and the Revolving Credit Facility in August 2017, which we do not consider in our evaluation of our ongoing operations.

(d)                           Charges incurred to implement our Optimization Plan, which includes certain consulting costs recorded in selling, general and administrative expenses, cash severance payments associated with the elimination of certain full-time positions at the TCS segment recorded in other expenses, and cash severance payments associated with organizational realignment at the Elfa segment recorded in other expenses, which we do not consider in our evaluation of ongoing performance.

(e)                            Tax impact of adjustments to net (loss) income, which we do not consider in our evaluation of ongoing performance.

The table below reconciles the non-GAAP financial measure Adjusted EBITDA with the most directly comparable GAAP financial measure of GAAP net (loss) income.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016
Net (loss) income	$(875)	$3,541	$(8,552)	$1,484
Depreciation and amortization	9,505	9,478	19,047	18,825
Interest expense, net	5,873	4,205	10,098	8,315
Provision (benefit) for income taxes	517	2,526	(4,068)	1,501
EBITDA	$15,020	$19,750	$16,525	$30,125
Pre-opening costs (a)	1,418	2,544	2,804	3,640
Non-cash rent (b)	(276)	(254)	(737)	(672)
Stock-based compensation (c)	510	391	1,004	756
Loss on extinguishment of debt (d)	2,369	—	2,369	—
Foreign exchange losses (gains) (e)	130	(306)	54	(264)
Optimization Plan implementation charges (f)	6,786	—	10,320	—
Elfa manufacturing facility closure (g)	517	—	517	—
Other adjustments (h)	42	175	90	747
Adjusted EBITDA	$26,516	$22,300	$32,946	$34,332

(a)                           Non-capital expenditures associated with opening new stores and relocating stores, including rent, marketing expenses, travel and relocation costs, and training costs. We adjust for these costs to facilitate comparisons of our performance from period to period.

(b)                           Reflects the extent to which our annual GAAP rent expense has been above or below our cash rent payment due to lease accounting adjustments. The adjustment varies depending on the average age of our lease portfolio (weighted for size), as our GAAP rent expense on younger leases typically exceeds our cash cost, while our GAAP rent expense on older leases is typically less than our cash cost.

(c)                            Non-cash charges related to stock-based compensation programs, which vary from period to period depending on volume and vesting timing of awards. We adjust for these charges to facilitate comparisons from period to period.

(d)                           Loss recorded as a result of the amendments made to the Senior Secured Term Loan Facility and the Revolving Credit Facility in August 2017, which we do not consider in our evaluation of our ongoing operations.

(e)                            Realized foreign exchange transactional gains/losses our management does not consider in our evaluation of our ongoing operations.

(f)                             Charges incurred to implement our Optimization Plan, which include certain consulting costs recorded in selling, general and administrative expenses, cash severance payments associated with the elimination of certain full-time positions at the TCS segment recorded in other expenses, and cash severance payments associated with organizational realignment at the Elfa segment recorded in other expenses, which we do not consider in our evaluation of ongoing performance.

(g)                            Charges related to the expected closure of an Elfa manufacturing facility in Lahti, Finland in December 2017, recorded in other expenses, which we do not consider in our evaluation of our ongoing performance.

(h)                           Other adjustments include amounts our management does not consider in our evaluation of our ongoing operations, including certain severance and other charges.